UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Schneid, Nancy
   550 North Reo Street, Suite 200
   Tampa, FL  33609
2. Issuer Name and Ticker or Trading Symbol
   Outback Steakhouse, Inc.
   (Nasdaq: OSSI)
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   March, 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President-Marketing of Outback Steakhouse of Florida, Inc.
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
___________________________________________________________________________________________________________________________________|
1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock, par value $.0|03/01/|M   |-|4,200(1)          |A  |$.75(1)    |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.0|03/01/|S   |-|4,200(1)          |D  |$29.33(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.0|03/01/|M   |-|3,300(1)          |A  |$.75(1)    |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.0|03/01/|S   |-|3,300(1)          |D  |$29.67(1)  |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.0|03/03/|M   |-|3,000(1)          |A  |$.75(1)    |                   |      |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, par value $.0|03/03/|S   |-|3,000(1)          |D  |$33.00(1)  |17,026(1)          |D     |                           |
1                          |99    |    | |                  |   |           |                   |      |                           |
-----------------------------------------------------------------------------------------------------------------------------------|
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
___________________________________________________________________________________________________________________________________|
1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (right to|$.75(1) |03/01|M   |-|7,500(1)   |D  |5/3/1|5/3/2|Common Stock|7,500(1|$.75(1)|            |   |            |
 buy)                 |        |/99  |    | |           |   |991  |001  |            |)      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$.75(1) |03/03|M   |-|3,000(1)   |D  |5/3/1|5/3/2|Common Stock|3,000(1|$.75(1)|92,250(1)   |D  |            |
 buy)                 |        |/99  |    | |           |   |991  |001  |            |)      |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$17.47(1|     |    | |           |   |(2)  |7/01/|Common Stock|30,000(|       |30,000(1)   |D  |            |
 buy)                 |)       |     |    | |           |   |     |2004 |            |1)     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$15.00(1|     |    | |           |   |(3)  |7/23/|Common Stock|30,000(|       |30,000(1)   |D  |            |
 buy)                 |)       |     |    | |           |   |     |2007 |            |1)     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
Stock Option (right to|$24.875(|01/27|A   |V|75,000(1)  |A  |(4)  |1/27/|Common Stock|75,000(|       |75,000(1)   |D  |            |
 buy)                 |1)      |/99  |    | |           |   |     |2009 |            |1)     |       |            |   |            |
-----------------------------------------------------------------------------------------------------------------------------------|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) All share numbers and stock and exercise prices reflect the Company's 3-for-2 stock split paid on March 2, 1999 to the holders of record on February 16,
1999.
(2) The option vests in three annual installments beginning on 07/01/1997 in the respective amounts of 6,000 shares, 6,000 shares and 18, 000 shares.
(3) The option vests in three annual installments beginning on 01/01/1999 in the respective amounts of 6,000 shares, 6,000 shares and 18, 000 shares.
(4) The option vests in three annual installments beginning on 01/27/2002 in the respective amounts of 15,000 shares, 15,000 shares and 45,000 shares.
SIGNATURE OF REPORTING PERSON
                NANCY SCHNEID
DATE
March 31, 1999